UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

EXPRESSJET HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31300 (Commission File Number)	76-0517977 (IRS Employer Identification No.)

700 North Sam Houston Parkway West, Suite 200 Houston, Texas (Address of principal executive offices)		77067 (Zip Code)

832-353-1000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01	Entry into a Material Definitive Agreement.

On November 19, 2009, the Company entered into an employment agreement with Ms. Suzanne Lehman Johnson in her capacity as the Company’s Vice President, General Counsel and Secretary.  The summary description of the employment agreement contained herein is modified in its entirety by reference to the full text of the agreement, which will be filed with the Company’s Form 10-K for the year ended December 31, 2009.

Ms. Johnson has been with the Company since 2005, serving as Staff Vice President, General Counsel and Secretary since September 2008.  Before joining the Company, Ms. Johnson was employed by the law firm of Vinson & Elkins, L.L.P. for nine years and Continental Airlines, Inc. for three years.  Ms. Johnson’s current management responsibilities for ExpressJet include legal affairs, compliance, arbitration, litigation, workers’ compensation, labor relations, benefits, and human resources.

Prior to obtaining her law degree in 1992 from South Texas College of Law in Houston, Texas, Ms. Johnson earned a bachelor’s degree from Tarleton State University and a master’s degree from the University of North Texas.  She is licensed to practice by the Texas Supreme Court and has been admitted to practice before the United States Supreme Court, the United States District Court for the Southern District of Texas, and the United States Courts of Appeal for the Fifth and Sixth Circuits.  Ms. Johnson has been board certified by the Texas Board of Legal Specialization in labor and employment law since 1997 and has been trained as a mediator.

Under the terms of the agreement, Ms. Johnson is entitled to an annual base salary of $200,000, subject to annual adjustment by the Human Resources Committee of our board of directors; however, consistent with the concessions of the Company’s labor groups and as part of the Company’s overall cost-saving initiatives, Ms. Johnson has agreed to a reduced salary of $190,000 for the remainder of 2009 and for 2010.  Further, the agreement provides that Ms. Johnson is entitled to participate in all bonus and incentive plans described in our definitive proxy statement filed with the SEC on April 1, 2009, the summary descriptions of which are incorporated by reference herein, as well as any other plans that may be adopted in the future.  Ms. Johnson previously participated in these plans in her roles as Staff Vice President, General Counsel and Secretary.  In connection with her promotion to Vice President, Ms. Johnson will continue to participate in any payments earned under the terms our Management Bonus Plan in an amount of up to 40% of her annual base salary if all of the performance criteria are met and will also receive a bonus under our Long Term Incentive Plan if she remains employed with ExpressJet through the end of the year.  Ms. Johnson will be eligible to participate in future bonus programs on the same terms as other Company executives.

Either the Company or Ms. Johnson may terminate the agreement at any time.  If we were to terminate the agreement for any reason other than death, incapacity, a material breach of the agreement’s terms, or for cause, or if Ms. Johnson were constructively terminated, then Ms. Johnson would be entitled to receive certain benefits under the agreement including:

  insurance coverage for Ms. Johnson and her family for a period of 18 months concurrent with COBRA coverage;
  outplacement services;
  continued monthly salary payments for a period of 24 months, plus certain bonus amounts that may be payable; and
  an additional bonus payment at the discretion of the Human Resources Committee of our board of directors.

Upon termination of the agreement, Ms. Johnson has agreed that she will not, in any geographic area or market where we conduct business or have conducted business during the previous 12 months, compete with the Company by:

  engaging in the regional airline business in the Unites States;
  rendering any advice or services to, or otherwise assist, any person engaged in any regional airline business in the United States to compete with the Company; or induce any of our employees to terminate his or her employment with us or hire or assist in the hiring of any such employee.

However, Ms. Johnson may serve as a director, officer, employee, consultant or advisor of a major, mainline airline so long as her duties are principally related to the business of that airline and not to the provision of regional airline services.  These non-competition obligations extend until the second anniversary of the respective executive’s termination of employment.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS, INC. (Registrant)
Date: November 23, 2009	/s/ James B. Ream
James B. Ream President and Chief Executive Officer